13 October 2000
Moscow, Russia

Institution
Research Agreement N 01/09

This Agreement establishes the terms under which the Parties hereto agree that FastLane Associates Inc. (herein, together with its affiliated companies, referred to as the "Company") shall order certain research to be performed at N.S. Kurnakov Institute of General and Inorganic Chemistry (herein referred to as the "Institution"). The Company and the Institution are also referred herein individually as a "Party" And collectively as "Parties". Employees, ruling and review Board members, and agents of a Party are referred to herein as its "Personnel".

1. Research Project

1.1 The research project (herein referred to as the "Project") to be carried out under this Agreement is described in the attached proposal entitled "Development of the novel methods of synthesis, and preparation of new homo- and heteronuclear complexes of Ir, Rh, Ru and Fe as the perspective homogeneous catalysts for hydrogenation and dehydrogenation of hydrocarbons " (herein referred to as the "Proposal"), which is hereby incorporated as a part of this Agreement.

1.2 The Project shall be carried out at the Institution under the direction of Prof. Eremenko I.L. and Prof. Koridze A.A. (herein referred to as the "Investigators")

1.3. The Investigators and the Institution agree to utilize their best efforts to conduct the Project in accordance with the Proposal. Further details concerning the Project will be discussed by the Investigators with Company representatives. The Proposal may be amended by written agreement of the Parties.

1.3 It is the expectation of the Parties that the Project work will begin on or about October 13, 2000 and will end September 1, 2001. Unless otherwise agreed by the Parties, all Project work, reports, consultations, and payments will be completed by November 1, 2001, and this Agreement will then terminate.

2. <u>Reports and Presentations</u>

2.1 The Investigators shall provide the Company with two periodic reports throughout the Project, as well as a final written report, within two (2) months of the completion of the Project work. The final report shall include data, interpretation, opinions and recommendations based on the results of the Project. Moreover the Investigators shall promptly report to the Company any significant developments which may occur during the Project.

2.2 The Investigator shall provide the Company with consultation services regarding the conduct and results of the Project as may reasonably be required by the Company. Such consultations shall be held at mutually agreed times and places or shall be conducted by telephone.

3. <u>Company's Confidential Information and Proprietary Materials</u>

3.1 In preparation of and during the course of the Project, it may be necessary for the Company to disclose to the Investigators and the Institution, orally or in writing, technical and business information regarding the Project (hereinafter referred to as "Information"). All Information is considered to be highly confidential by the Company. In addition, subject to the publication provisions of Section 4 hereof, the results of the Project, including all data and reports, shall be considered confidential Information of the Company. The Investigators and the Institution agree to take all reasonable precautions to prevent disclosure of Information to others and to not use Information without the express written consent of the Company. These restrictions upon disclosure and use of Information shall extend beyond the term of the Agreement for a period of five (5) years, but shall cease to apply to any specific portion of Information which:

a. is already in the Investigator's or Institution's possession at the time of disclosure thereof as established by competent documentary evidence;

b. is or later becomes available to the public other than by the Investigator's or Institution's default;

c. is received by the Investigators or the Institution from a third party having no obligation of confidentiality to the Company; as established by competent documentary evidence;

3.2 The Investigator and the Institution shall treat any material which is proprietary to the Company and supplied for use in the Project (herein referred to as the "Company's Materials") as Information pursuant to paragraph 3.1 hereof. In addition, subject to the publication provisions of section 4 hereof, the results of the Project regarding the Company's Materials, including all data and reports, shall be considered confidential Information of the Company under paragraph 3.1 hereof. Additionally, for any Company Material supplied to the Investigator as a coded material (composition not disclosed to the Investigator), the Investigator and the Institution agree not to analyze or otherwise attempt to identify the Company's Materials. The Investigator and the Institution agree to not use the Company's Materials other than in the performance of the Project, without the express written consent of the Company. All unused portions of the Company's Material shall be returned to the Company at the completion of the Project.

3.3 The Company agrees to provide to the Investigators Information in its possession concerning the Company's Materials that is necessary for safe and proper handling of the Company's Materials or for performance of the Project.

4. <u>Publication and Use of Project Results</u>

4.1 The Investigators and the Institution agree to notify the Company in writing of any wish to publish or present the results of the Project as soon as possible after a wish has been made. The results shall not be published or presented without the Company's prior express written consent.

4.2 If the Investigator and the Institution do not publish the Project results, or do not submit the text of a proposed publication of the Project results to the Company within six (6) months of completion of the Project work or within three (3) months of the expiration of any delay of disclosure agreed on pursuant to paragraph 4.5 hereof, whichever is later, the Company may publish the results of the project.

4.3 Institution and its Personnel agree to submit to the Company, for review, the text of any proposed oral or written disclosure of the results of the Project, including any abstract of the results, at least six (6) weeks in advance of any disclosure of the results, including the submission of such proposed disclosure to a journal, editor, selection or review committee or person for a meeting or other third party.

4.4 In the event that the Project results are published in the scientific literature by either Party, acknowledgment will be made to the other Party and its Personnel in the accepted style, as appropriate. The names of the other Party and its Personnel shall not be used by either Party in publications, for advertising, for other commercial purposes, or otherwise, without appropriate written permission.

4.5 For avoidance of doubt, if a potentially patentable ... project and the Company wishes to file a patent application(s) covering such invention pursuant to section 5 hereof, no disclosure of the results to others shall be made by The Institution and Investigators until at least twenty four (24) months after the filing date of the patent application(s), unless otherwise expressly agreed to in writing by the Company.

4.6 Subject to any prior patent rights of the Institution, the Company shall have the right to use the results and data of the Project in any manner deemed appropriate to the Company's business interests, and as required by legal and business obligations, such as to file and/or support patent applications, both foreign and domestic, in submissions for product approval to government regulatory agencies, or to satisfy other requirements of any government agency.

5. <u>Invention Rights</u>

5.1 The Investigators and the Institution agree to disclose promptly and fully in writing to an authorized representative of the Company all creative ideas, developments and inventions, whether or not patentable, conceived or reduced to practice by the Investigator or the Institution as a result of the Project (herein referred to as the "Inventions"). All such Inventions shall be the property of the Company. The Investigators and Institution agree to hold all information regarding any Invention in confidence under the terms of sections 3 and 4, or the Company has indicated in writing that no patent application covering the Invention is to be filed, or publication of the Invention occurs pursuant to section 4 hereof.

5.2 The Investigators and the Institution agree to assign outright to the Company the entire right, title and interest, both in Russia and abroad, to Inventions, without payment other than the fees provided for herein. The Investigators and the Institution further agree to execute any and all documents which the Company determines are necessary or convenient to fully implement its proprietary rights in such Inventions, such as obtaining patents, assigning patents and/or patent applications by a Company to third parties, and to fully cooperate in the prosecution of such proprietary rights, but at no expense to them. The Company will have the above-mentioned documents drafted, prosecuted and maintained at its own expense.

5.3 The Institution and the Investigators warrant that they have appropriate ownership rights in the Inventions to carry out their obligations under this section 5.

6. Relationship of the Parties

6.1 The relationship of the Investigator and the Institution to the Company in the performance of the Project is that of independent contractor.

6.2 Neither the Institution nor the Company is authorized or empowered to act as an agent for the other Party for any purpose.

7. Indemnity

7.1 The Company hereby agrees to indemnify, defend and hold harmless the Institution, its ruling and review Boards, and all Institution Personnel from any and all liability arising out of the Company's use of the results of the Project, as long as such liability is not caused by the negligent or willful wrong acts of the Institution Personnel.

7.2 The Company hereby agrees to indemnify, defend and hold harmless the Institution, its ruling and review Boards, and all Institution Personnel, from any and all liability arising out of the use of Company's Materials in the Project, as long as the Company's Materials are used in accordance with the Porposal or other written instructions of the Company, and as long as such liability is not caused by the negligent or willful wrong acts of the Institution Personnel.

7.3 In order to maintain the indemnification and hold harmless commitments of paragraph(s) 7.1 and 7.2 hereof in effect the Institution and the Institution Personnel must promptly notify the Company of any claim or suit against them, must allow the Company to have full control of any disposition or settlement of such claim or suit, and must fully cooperate with the Company regarding such disposition or settlement.

8. Compliance with Good Laboratory Practice

8.1 The Institution and Investigators agree to comply with European Good Laboratory Practice and all other governmental and/or industrial regulations applicable to the work to be done under this agreement.